Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board

ING Groep N.V.:

We consent to the incorporation by reference in the registration statements (Nos. 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154, 333-158155, 333-165591, 333-168020, 333-172919, 333-172920, 333-172921 and 333-215535) on Form S-8 and in the registration statement (No. 333-227391) on Form F-3 of ING Groep N.V. of our reports dated March 4, 2019, with respect to the consolidated statements of financial position of ING Groep N.V. as of December 31, 2018 and 2017, the related consolidated statements of profit or loss, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of ING Groep N.V.

Our report on the consolidated financial statements refers to a change in accounting for financial instruments in 2018 due to the adoption of International Financial Reporting Standard 9, Financial Instruments.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

March 8, 2019